Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 6, 2023, on our audits of the consolidated financial statements of VWF Bancorp, Inc. as of June 30, 2023 and 2022, and for the years then ended, which report is included in VWF Bancorp, Inc.’s Annual Report on Form 10-K.

Fort Wayne, Indiana

December 21, 2023